CORPORATE DEVELOPMENTS

LOS ANGELES, July 5, 2006/Market Wire/ -- Silver Star Energy, Inc. (OTCBB: SVSE) (the “Company”) announces that it has received authorizations for expenditure (AFE’s) from the operator on account of its 40% working interest share in an upcoming drilling program at its North Franklin natural gas project. The Company intends to fully fund its share of the costs for a pending 2-well drilling program which will target the proven Winters formation. The new wells, the first of which is expected to spud in August 2006, will represent the fourth and fifth of a series of production wells that are planned for the North Franklin gas field.

In August 2005 the Company and partners announced the acquisition of participation rights to a large database encompassing a geophysical survey of approximately one million acres, located in central Kansas, covering parts of Ellsworth, Salina, McPherson, Reno, Harvey, Kingman, and Sedgwick counties. After a thorough review of the data purchased, the prospects selected for exploration and discussions with its consultants and operator, the Company has determined that it will no longer participate in the Kansas program. Although the project appears to have considerable merit, the Company has determined that its resources are presently better spent in the additional development of the North Franklin natural gas field.

ABOUT SILVER STAR ENERGY, INC.

The Company is committed to the exploration and extensive development of oil and natural gas reserves throughout western North America. Company management is focused on an acquisition program targeting high quality, low risk prospects provided via key strategic alliance partnerships.

Notice Regarding Forward Looking Statements.

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the acquisition of oil and gas reserves, (specifically respecting new drilling and production activities at North Franklin) any near-term production or cash flow and our ability to become cash flow positive in the short term to allow us to re-invest production dollars to enhance and grow company assets. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the numerous inherent uncertainties associated with oil and gas exploration. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2005 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission

ON BEHALF OF THE BOARD

Silver Star Energy, Inc.

Robert McIntosh-President

To find out more about Silver Star Energy, Inc. (OTCBB: SVSE), visit our website at www.silverstarenergy.com.

Investor Information:

1-888-803-SVSE (7873)

Silver Star Energy, Inc.